Exhibit 99.1

           CSS Industries, Inc. Reports Sales and Earnings for the Quarter Ended June 30, 2004

    PHILADELPHIA--(BUSINESS WIRE)--July 27, 2004--CSS Industries, Inc. (NYSE:CSS) announced today the results of operations for the first quarter ended June 30, 2004. Sales decreased by 15% to $49,555,000 from $58,290,000 in 2003. The net loss increased to $4,407,000, or $.37 per diluted share, compared to a prior year loss of $4,039,000, or $.35 per diluted share. The Company's highly seasonal orientation results in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.
    The decrease in sales was primarily the result of the absence of sales related to the retail packaging product line of a recently acquired business which was sold in July of 2003 and lower sales of Halloween products and ribbons and bows which is substantially due to timing of shipments compared to a year ago. This sales decline was the primary reason for the increased net loss for the quarter. Partially offsetting the effects of the sales decline was improved margins, integration savings related to recent acquisitions and lower interest expense compared to the prior year.
    "The first quarter results are in line with our expectations. Although it is early in the year, these results support our previous guidance of EPS growth for fiscal year 2005 of approximately 10%," noted David Erskine, President and CEO.
    All statements other than statements of historical fact included in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

    CSS' consolidated results of operations for the quarters ended June 30, 2004 and 2003 and consolidated condensed balance sheets as of June 30, 2004, March 31, 2004 and June 30, 2003 follow:


                 CSS INDUSTRIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED RESULTS OF OPERATIONS
                              (Unaudited)

(In thousands, except
 per share data)


                                                   Three Months Ended
                                                        June 30,
                                                   -------------------
                                                       2004      2003
                                                   --------- ---------
SALES                                               $49,555   $58,290
                                                   --------- ---------
COSTS AND EXPENSES
   Cost of sales                                     36,061    43,161
   Selling, general and administrative expenses      20,175    21,078
   Interest expense, net                                417       705
   Rental and other income, net                        (235)     (304)
                                                   --------- ---------
                                                     56,418    64,640
                                                   --------- ---------
LOSS BEFORE INCOME TAXES                             (6,863)   (6,350)
INCOME TAX BENEFIT                                   (2,456)   (2,311)
                                                   --------- ---------
NET LOSS                                            $(4,407)  $(4,039)
                                                   ========= =========
BASIC AND DILUTED NET LOSS PER COMMON SHARE           $(.37)    $(.35)
                                                   ========= =========
WEIGHTED AVERAGE BASIC AND DILUTED SHARES
 OUTSTANDING                                         11,894    11,632
                                                   ========= =========




                 CSS INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)


                                       June 30,  March 31,  June 30,
                                         2004      2004       2003
                                     ----------- --------- -----------
                                     (Unaudited) (Audited) (Unaudited)
                 ASSETS
                --------
CURRENT ASSETS
   Cash and cash equivalents            $41,718   $93,191      $5,426
   Accounts receivable, net              37,617    40,460      45,739
   Inventories                          146,271    94,459     163,033
   Current income taxes                       -         -       5,112
   Deferred income taxes                  7,681     7,937       6,194
   Other current assets                  14,784    12,987      14,475
                                     ----------- --------- -----------
     Total current assets               248,071   249,034     239,979
                                     ----------- --------- -----------
PROPERTY, PLANT AND EQUIPMENT, NET       79,696    81,193      81,618
                                     ----------- --------- -----------
OTHER ASSETS
   Intangible assets, net                35,582    35,619      36,017
   Other                                  4,797     4,551       4,247
                                     ----------- --------- -----------
     Total other assets                  40,379    40,170      40,264
                                     ----------- --------- -----------
     Total assets                      $368,146  $370,397    $361,861
                                     =========== ========= ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------
CURRENT LIABILITIES
   Accrued customer programs            $10,988   $12,385     $12,963
   Other current liabilities             52,604    48,836      69,230
                                     ----------- --------- -----------
     Total current liabilities           63,592    61,221      82,193
                                     ----------- --------- -----------
LONG-TERM DEBT, NET OF CURRENT
 PORTION                                 50,139    50,251      50,000
                                     ----------- --------- -----------
LONG-TERM OBLIGATIONS                     3,631     3,631       3,785
                                     ----------- --------- -----------
DEFERRED INCOME TAXES                     6,138     6,142       7,939
                                     ----------- --------- -----------
SHAREHOLDERS' EQUITY                    244,646   249,152     217,944
                                     ----------- --------- -----------

     Total liabilities and
      shareholders' equity             $368,146  $370,397    $361,861
                                     =========== ========= ===========


    CONTACT: CSS Industries, Inc.
             Clifford E. Pietrafitta, 215-569-9900